SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Schering-Plough Corporation

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April 15, 2004

Mr. Brian Hillery
Assistant Vice President
Wellington Management Company, LLP
75 State Street
Boston, MA 02109
Via Fax (617) 289-3747

Other interested shareholders
Via posting on the Schering-Plough Web Site at www.schering-plough.com

Dear Mr. Hillery and Other Interested Shareholders:

Thank you and your colleagues for contacting Schering-Plough’s investor relations and corporate governance professionals to share your concerns about the Operations Management Team Incentive Plan. We have carefully considered your issues and provide the following assurances regarding the Plan provision that the maximum annual award an individual may receive is $9 million.

As Chair of the Compensation Committee, I am advised by the company’s senior management that they would not deem it in the company’s best interest to either recommend or receive any award under the Plan which would exceed the following lower limitations:

•	the maximum annual award for the CEO shall be $6 million, and

•	the maximum annual award for any other participant shall be $3 million.

As Chair of the Compensation Committee, I will recommend that all awards made under the Plan by the Compensation Committee shall be consistent with these lower limits.

Please contact Susan Wolf (908-298-7354) of the company’s corporate governance group should you have questions.

Cordially,

/s/Donald L. Miller
Chairman of the Compensation Committee of the
Schering-Plough Corporation Board of Directors

For Schering-Plough Corporation

/s/C. Ron Cheeley
Senior Vice President,
Global Human Resources